Exhibit 99

From: Rick James (news media)
414-221-4444

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

Oct. 26, 2006

Wisconsin Energy Corporation posts higher third quarter results

MILWAUKEE - Wisconsin Energy (NYSE:WEC) reported net income from continuing operations of $70.8 million or 60 cents per share for the third quarter of 2006. This compares with net income from continuing operations of $65.8 million or 56 cents per share in the third quarter of 2005.

While electric sales were down in part because of milder summer weather, the company benefited from continued cost controls, favorable collection of fuel costs and stronger gas margins.

Residential use of electricity was down 1.7 percent in this year's third quarter. Usage by residential customers was also down 3.6 percent in the first nine months of 2006.

Consumption of electricity by small commercial and industrial customers was down 1.8 percent and 0.6 percent, respectively, in the third quarter and first nine months of 2006.

Usage of electricity by large commercial and industrial customers was down 7.5 percent in the third quarter and down 4.3 percent in the first nine months of 2006. This decline was due, in part, to planned outages at facilities of our two largest industrial customers during September. Excluding the impact of these outages, sales of electricity to large commercial and industrial customers were down 2.9 percent in the third quarter and 1.6 percent in the first nine months of 2006.

On July 31, the company set a new all-time demand record of 6,505 MW as a summer heat wave blanketed the region.

Third quarter 2006 revenues from continuing operations were $839.8 million compared with $797.3 million in the third quarter last year.

"We posted solid financial results in the first nine months of this year," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "And our focus remains on generating high levels of customer satisfaction and world-class reliability at competitive prices."

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call
A conference call is scheduled for 10 a.m. Central time on Thursday, Oct. 26, 2006. The presentation will review 2006 third quarter earnings and discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 800-295-3991 up to 15 minutes before the call begins. The pass code "Wisconsin Energy" is required. International callers should dial 617-614-3924 and use the same pass code. Access also may be gained through the company's Web site (www.wisconsinenergy.com) by clicking on the icon for the "Third Quarter 2006 Earnings Release & Conference Call." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its third quarter performance. The materials will be available at 7:30 a.m. Central time on Oct. 26. An archive of the presentation will be available on the Web site after the call. A replay of the audio presentation will be available through Nov. 2, 2006. Dial 888-286-8010. International callers dial 617-801-6888. The replay pass code is 25291536.

Wisconsin Energy Corporation (NYSE:WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than one million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include renewable energy and real estate development.

Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than $10 billion of assets, 5,300 employees and approximately 56,000 stockholders of record.

Tables Follow

# # #

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30

	2006	2005	2006	2005

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$839.8	$797.3	$2,901.2	$2,680.5

Operating Expenses
Fuel and purchased power	229.8	240.5	583.8	584.9
Cost of gas sold	85.1	80.3	695.1	633.0
Other operation and maintenance	287.1	241.5	875.1	764.4
Depreciation, decommissioning
and amortization	82.0	84.6	243.4	245.4
Property and revenue taxes	24.6	22.0	73.9	67.7

Total Operating Expenses	708.6	668.9	2,471.3	2,295.4

Operating Income	131.2	128.4	429.9	385.1

Equity in Earnings of Transmission Affiliate	9.7	8.8	28.7	25.9
Other Income, Net	15.2	13.2	44.8	30.4

Interest Expense	41.5	44.6	129.3	128.5

Income From Continuing
Operations Before Income Taxes	114.6	105.8	374.1	312.9

Income Taxes	43.8	40.0	139.2	100.3

Income From Continuing Operations	70.8	65.8	234.9	212.6

Income From Discontinued
Operations, Net of Tax	-	0.4	4.5	5.5

Net Income	$70.8	$66.2	$239.4	$218.1

Earnings Per Share (Basic)
Continuing operations	$0.61	$0.57	$2.01	$1.82
Discontinued operations	-	-	0.04	0.04

Total Earnings Per Share (Basic)	$0.61	$0.57	$2.05	$1.86

Earnings Per Share (Diluted)
Continuing operations	$0.60	$0.56	$1.98	$1.80
Discontinued operations	-	-	0.04	0.04

Total Earnings Per Share (Diluted)	$0.60	$0.56	$2.02	$1.84

Weighted Average Common
Shares Outstanding (Millions)
Basic	117.0	117.0	117.0	117.0
Diluted	118.4	118.6	118.3	118.4

Dividends Per Share of Common Stock	$0.23	$0.22	$0.69	$0.66

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	September 30, 2006	December 31, 2005

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In Service	$8,973.4	$8,849.6
Accumulated depreciation	(3,395.6)	(3,288.5)

	5,577.8	5,561.1
Construction work in progress	1,056.0	596.6
Leased facilities, net	89.0	93.2
Nuclear fuel, net	110.2	112.0

Net Property, Plant and Equipment	6,833.0	6,362.9

Investments	1,112.2	1,080.0

Current Assets
Cash and cash equivalents	21.2	73.2
Accounts receivable	278.3	441.8
Accrued revenues	141.2	262.9
Materials, supplies and inventories	427.7	451.6
Assets held for sale	-	17.4
Other	108.0	130.1

Total Current Assets	976.4	1,377.0

Deferred Charges and Other Assets
Regulatory assets	1,074.3	1,025.6
Goodwill, net	441.9	441.9
Other	186.4	174.6

Total Deferred Charges and Other Assets	1,702.6	1,642.1

Total Assets	$10,624.2	$10,462.0

Capitalization and Liabilities

Capitalization
Common equity	$2,834.6	$2,680.1
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,034.8	3,031.0

Total Capitalization	5,899.8	5,741.5

Current Liabilities
Long-term debt due currently	218.2	496.0
Short-term debt	709.3	456.3
Accounts payable	278.6	418.1
Accrued liabilities	154.2	134.4
Other	181.0	142.0

Total Current Liabilities	1,541.3	1,646.8

Deferred Credits and Other Liabilities
Regulatory liabilities	1,424.5	1,373.2
Asset retirement obligations	368.4	355.5
Deferred income taxes - long-term	579.4	593.7
Other	810.8	751.3

Total Deferred Credits and Other Liabilities	3,183.1	3,073.7

Total Capitalization and Liabilities	$10,624.2	$10,462.0

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30

	2006	2005

	(Millions of Dollars)
Operating Activities
Net income	$239.4	$218.1
Reconciliation to cash
Depreciation, decommissioning and amortization	250.2	261.4
Deferred income taxes and investment tax credits, net	(25.5)	70.5
Working capital and other	244.2	14.0

Cash Provided by Operating Activities	708.3	564.0

Investing Activities
Capital expenditures	(664.0)	(503.1)
Proceeds from asset sales	69.0	61.6
Other investing activities	(55.3)	(29.8)

Cash Used in Investing Activities	(650.3)	(471.3)

Financing Activities
Common stock issued (repurchased), net	(9.3)	(26.2)
Dividends paid on common stock	(80.7)	(77.2)
Change in debt, net	(22.3)	4.9
Other financing activities	2.3	-

Cash Used in Financing Activities	(110.0)	(98.5)

Change in Cash	(52.0)	(5.8)

Cash at Beginning of Period	73.2	35.6

Cash at End of Period	$21.2	$29.8